Schedule A

                      Health Care Centers of America, Inc.
                            STOCK EXCHANGE AGREEMENT
                       Names and Addresses of Stockholders

              The person whose names and address appear below constitute the holders of outstanding stock of the Stockholders' Corporation. Each such person has subscribed to the Stock Exchange Agreement by executing the Signature Sheet attached hereto warranting that he or she is the owner of the number of shares of the Company set forth beside his or her name, that he or she has good title to such shares, and that he or she transfers such shares to HCCA in exchange for that number of HCCA shares indicated in the third column:

                              number and type of shares of      HCCA shares to
                              Stockholders' Corporation         be received
name and address              transferred to HCCA               by Stockholder
----------------              -------------------               --------------


Ilonka Harezi                 3,196,552 common                  23,175,000
Rural Route 1, Box 21         1,000,000 preferred               1,000,000
St. Francisville, IL 62460

By executing the Signature Page and Accession Agreement attached hereto, Ilonka Harezi, the Company's controlling.Stockholder, agrees to the terms set forth in
Section 12 ("Right of First Refusal") and 13 (Hypothecation").

               STOCK EXCHANGE AGREEMENT Acquisition of ELF Works,
                                      Ltd.
                     by Health Care Centers of America, Inc.

              THIS AGREEMENT made this 26th day of June, 1996, by and between Health Care Centers of America, Inc. ("HCCA"), a Nevada corporation with offices at 1000 Royce Boulevard (suite 300-A), Oakbrook Terrace, IL 60181, and ELF Works, Ltd. ("ELF"), Nevada corporation located c/o Donald Stiffer, 1620 Granite Drive, Reno, Nevada 89509, and those stockholders identified on Schedule A (the "Stockholders"), including, but not limited to, Ilonka Harezi, Rural Route 1, Box 21, St. Francisville, IL 62460, and American Independent Network, Inc., 6125 Airport Freeway (ste. 200) Fort Worth, TX 76117 (the "ELF's Controlling Stockholders"):

              Whereas, the authorized capital stock of ELF consists of 11,000,000 shares of preferred stock, par value $.01 per share, of which 11,000,000 are currently issued and outstanding and 4,000,000 shares of common stock, par value $.01 per share, of which 4,000,000 are currently issued and outstanding;

              WHEREAS,   the  authorized  capital  stock  of  HCCA  consists  of
9,000,000 shares of capital stock, par value $.001 per share, of which approximately 395,000,000 are currently issued and outstanding; and

              WHEREAS, HCCA and Stockholders agree that it would be to their mutual benefit for HCCA to acquire all of the outstanding stock of ELF in exchange for shares of HCCA stock; and

              WHEREAS, ELF owns, free and clear of any liabilities, $100,000,000 (One Hundred Million U.S. Dollars) of programming and commercial spot time on the American Independent Network, Inc. ("A.I.N."), a cable television network, at A.I.N. rate card rates for time spots selected by ELF (the "CATV Time Credits"), a copy of same being attached as Schedule B; and

              WHEREAS, said CATV Time Credits are without restriction and may be used, sold, assigned, and transferred without restriction and without limitation as to time or any other limitations, by or at the direction of ELF or its assignees; and

              WHEREAS, this Agreement is intended to replace and supersede any and all previous agreements or writings between HCCA and ELF;

              NOW,  THEREFORE,   for  good  and  valuable   consideration,   the
sufficiency and receipt of which is hereby acknowledged, the parties agree as follows: e

              1. Exchange of Shares. (a) HCCA agrees to acquire 95% of ELF's outstanding shares of stock (the "ELF Shares"), in exchange for 40,000,000 (Forty Million) shares of HCCA's authorized but unissued common stock (par value $.001 per share) (the "HCCA Shares").

              (b) All HCCA Shares issued as pursuant to this Agreement shall be fully paid and non-assessable and shall be issued in full satisfaction of all rights pertaining to the shares of stock exchanged therefor.

              2. Closing. Upon execution of this Agreement, the Stockholders shall deliver a signed copy of this Agreement to HCCA together with certificates for all the ELF Shares.

              3.Representations and Warranties of ELF. In consideration of $1.00
and  other  good  and  valuable  consideration,   receipt  of  which  is  hereby
acknowledged, ELF hereby represents and warrants as follows:

              (a) ELF is the exclusive owner of the CATV Time Credits, free and clear of any liens or encumbrances

              (b) The CATV Time Credits are in an amount of $100,000,000 (One Hundred Million U.S. Dollars); and such CATV Time Credits are without restric tion and may be used, sold, assigned, transferred without restriction and without limitation as to time or any other limitations, by or at the direction of ELF or its assignee.

              (c) There are 4,000,000 (Four Million) Shares of ELF's common stock outstanding and $11,000,000 of preferred stock convertible , all of which are owned beneficially and of record by the Stockholders as indicated on Schedule A. There are no other Shares of stock of any kind or description issued or outstanding. Except as indicated in this paragraph (c) of Section 3, there are no existing options, warrants, calls, commitments or other agreements to which ELF a party which would require, and there are no convertible securities of ELF outstanding which upon conversion would require, the issuance of any additional shares of capital stock or other securities convertible into shares of ELF's capital stock.

              (d) ELF is duly incorporated and in good standing under the laws of Nevada.

              (e) Except for the agreement with A.I.N. for the CATV Time Credits, ELF has no contracts with any person, corporate or otherwise, including employment agreements, contracts to purchase goods or equipment, maintenance agreements, guarantees, or other agreements or any nature whatsoever.

              (f) ELF has no indebtedness to any bank, individual, or other entity, and none of its assets are subject of any lien or attachment.

              (g) ELF has no subsidiaries.

              (h) ELF does not own or lease any real estate.

              (i) ELF's officers and directors are as set forth on Schedule C.

              (j) ELF's financial statements (the "ELF Financial Statements") are attached as Schedule D. The balance sheet and related statements accurately set forth the financial condition of ELF as of said date, and of the results of operations for the period involved, prepared in conformity with generally accepted accounting principals consistently applied.

              (k) ELF is not a defendant (or plaintiff, against whom a counterclaim has been asserted) in any litigation, pending or threatened; nor has any material claim been made or asserted against ELF or Stockholders; and there are no proceedings threatened or pending before any federal, state, or municipal government, or any department, board, body or agency thereof, involving ELF or Stockholders except as discussed fully on Schedule E.

              (1) ELF has good and marketable title to (1) the CATV Time Credits, and (2) except for property and assets disposed of since the date of the balance sheetincluded in the ELF Financial Statements in the usual and ordinary course of business, all of its other property and assets, subject to no mortgages, pledges, liens or other encumbrances except as disclosed in such balance sheet or in Schedule D attached hereto.

              (m) As of the date hereof, ELF has no obligations, liabilities or commitments, contingent or otherwise, or a material nature which were not provided for, except as set forth in the balance sheet included in the ELF Financial Statements or in Schedule D.

              (n) ELF is not in default under any agreement to which it is a party nor in the payment of any of its obligations.

              (o) Between the date of the balance sheet included in the ELF Financial Statements and the closing, ELF will not have (i) paid or declared any dividends on or made any distributions in respect of, or issued, purchased or redeemed, any of the outstanding shares of its common stock, or (ii) made or authorized any changes in its Certificate of Incorporation or in any amendment to its bylaws, or (iii) made any commitments or disbursements or incurred any obligations or liabilities of a substantial nature which are not in the usual and ordinary course of business, or (iv) mortgaged or pledged or subjected to any lien, charge or other encumbrance of its assets, tangible or intangible, except in the usual and ordinary course of its business, or (v) sold, leased, or transferred or contracted to sell lease, or transfer any assets, tangible or intangible, or entered into any other transactions, except in the usual and ordinary course of business, or (vi) made any loan or advance to any stockholder of ELF or to any other person, firm, or corporation except in the usual and ordinary course of business, or (vii) entered into or made any material change in any existing employment agreement.

              (p) ELF has timely filed (or timely filed necessary extensions) with the appropriate governmental authorities all tax and other returns required to be filed by it, and such returns are true and complete, and all taxes shown thereon to be due have been paid. All material federal, state, local, county, franchise, sales, use, excise, and other taxes assessed or due have been duly paid, and no reserves for unpaid taxes have been set up or required on the basis of the facts and in accordance ' with generally accepted accounting principles.

              (q) ELF is not subject of any order, writ, injunction, or decree of any court or federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, and there are no actions, suits, claims, proceedings or investigations pending or to the knowledge of its president, threatened against or affecting ELF, at law or in equity, or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign. '

              (r) The Shares, when delivered to HCCA in accordance with the terms hereof, will be fully paid, validly issued and nonassessable, and will have the right to vote proportionate to the number of shares outstanding.

              (s) ELF has delivered to HCCA complete and correct copies of its Articles of Incorporation and Bylaws (or equivalent documents), together with all amendments thereto.

              (t) This Agreement has been duly and validly authorized and approved by all necessary corporate action and, assuming execution and delivery by HCCA and the Stockholders, this Agreement constitutes ELF's legal, valid and binding obligation enforceable against it in accordance with its terms, and the execution and performance of this Agreement will not violate, or result in a breach of, or constitute a default in, any agreement, instrument, judgment, order or decree to which ELF is a party, or to which it is subject, nor will such execution and performance constitute a violation of or conflict with any fiduciary obligation to which it is subject.

              4.   Representations  and  Warranties  of  Selling   Stockholders.
Stockholders represent and warrant to HCCA as follows:

              (a) Stockholders own and will deliver all the outstanding shares of ELF (the "ELF Shares"), beneficially and of record, free and clear of any lien, trust, encumbrance, or other claim by any other person, and such Shares are fully paid and non assessable, and entitled to vote on all matters presented for a stockholder vote.

              (b) All representations and warranties of ELF set forth in Section 3 above, are true and correct, including but not limited to ELF's representation that it is the sole owner of the CATV Time Credits, which are without restriction and may be used, sold, assigned, transferred without restriction and without limitation as to time or any other limitations, and such credits may be transferred to and used by HCCA.

              (c) This Agreement has been duly executed by the Stockholders, and the execution and performance of this Agreement will not violate, or result in a breach of, or constitute a default in, any agreement, instrument, judgment, order or decree to which they or either of them is a party, or to which they or either of them is subject, nor will such execution and performance constitute a violation of or conflict with any fiduciary obligation to which they or either of them is subject.

              (d) ELF is not indebted to any of the Stockholders for any debt whatsoever, including unpaid salary, bonuses, or rent.

              (e) Stockholders have had the opportunity to ask questions and receive answers concerning the terms and conditions of the exchange and to obtain any additional information she required to verify the accuracy of the information furnished.

              (f) Stockholders are acquiring the HCCA Shares for their own account for investment purposes only, and not with a view to the sale or disposition thereof.

              5. Representations and Warranties of HCCA. HCCA represents and warrants to the Stockholders that:

              (a) HCCA is a corporation duly organized and validly existing and in good standing under the laws of the State of Nevada, and is qualified to transact business in any other state in which the conduct of its business so requires.

              (b) HCCA has an authorized capitalization of 900,000,000 shares of common stock and 200,000,000 share of preferred stock, of which approximately 395,000,000 shares of common stock have been issued and are outstanding. There are no shares of preferred stock issued or outstanding.

              (c) HCCA has delivered to Stockholders its balance sheet as of December 31, 1995, prepared by Roy Sinkovitch, CPA. These financial statements and the accompanying footnotes are a fair representation of management's belief as to valuations of HCCA's assets, but such balance sheet will be subject to audit by new accountants being retained, and there can be no assurance that such audit will not result in revised valuations for HCCA's properties.

              (d) Except for property and assets disposed of since the date of such balance sheet in the usual and ordinary course of business, and except for properties subject to the condition that HCCA's stock be registered under the
Securities Act of 1934, HCCA has good and marketable title to all of its property and assets, subject to no mortgages, pledges, liens or other encumbrances except as disclosed in such balance sheet or in Schedule F attached hereto.

              (e) As of the date hereof, HCCA has no obligations, liabilities or commitments, contingent or otherwise, of a material nature which were not provided for, except as set forth in the balance sheet referred to in item (c) above or in Schedule E.

              (f) HCCA is not subject of any order, writ, injunction, or decree of any court or federal, state, municipal or other governmental department, commission, board, bureau agency or instrumentality, and there are no actions, suits, claims, proceedings or investigations pending or to the knowledge of its president, threatened against or affecting HCCA at law, or in equity, or before or by any federal, state, municipal or other governmental department, commission, board, bureau agency or instrumentality, domestic or foreign.

              (g) It is planned that the acquisition and operation of mufti-disciplinary health care practices providing "one stop health care", will be HCCA's primary business, but HCCA's current assets consist of gold concentrate and gold mining properties in Arizona and Nevada, a license to manufacture and market a medical waste disposal system, a musicians' consulting company, contracts for the acquisition of real estate, two remedial learning centers in Toronto, and other assets unrelated to health care. HCCA is currently a development stage company and has not had any revenues to date.

              (h) Some of HCCA's shares are quoted on NASDAQ's "Bulletin Board" under the symbol "HCCA".

              6. Documents to Be Exchanged. (a) Prior to July 24, 1996, Stockholders shall deliver the following documents to HCCA:

              (i) A certificate issued by the appropriate governmental authority evidencing that ELF is in good standing; and

              (ii) An opinion of counsel for Stockholders and ELF confirming that:

                   (A) ELF is duly organized, validly existing, and in good standing under the laws of the state of Nevada, and has the corporate power to own its properties and carry on its business as now being conducted; ( B) The outstanding shares of ELF's common stock have been duly authorized and validly issued, and are non-assessable;

                   (C) The Agreement has been duly executed and delivered by the
              Stockholders and ELF and is legally and validly binding upon them in accordance with its terms;

                   (D) The execution and delivery of this Agreement, the consummation of the transactions herein contemplated and compliance with the terms and provisions of this Agreement by ELF and the Stockholders will not breach any statute or any regulation or conflict with or result in a breach of ELF's Articles of Incorporation or bylaws, or any of the terms, conditions, or provisions of any agreement or instrument known to said counsel to which ELF or the Stockholders is a party or is bound;

                   (E) There are no options,  agreements,  or commitments of any kind relating to the issuance of common stock approved by ELF's board of directors or, to such counsel's best knowledge and belief, otherwise binding on ELF, and to his best knowledge and belief, Stockholders are not a party to any agreement giving anyone an option or other right to purchase shares of ELF's common stock;

                   (F) To the best of his  knowledge,  there  is no  litigation, proceedings, claim or governmental investigation pending or threatened against of relating to ELF, its properties or business; and

                   (G) Upon transfer of the ELF Shares in  accordance  with this
              Agreement, HCCA will have title to such stock free of any liens, encumbrances, claims or other limitations thereon, except for restrictions imposed by federal or state securities laws and regulations; and

              (iii) Resignations of all ELF's officers and directors.

              (b) Prior to July 24, 1996, HCCA shall deliver the following documents to Stockholders a copy of a resolution of its board of directors approving the exchange of stock contemplated hereby.

              7. Indemnities. (a) Stockholders agree to indemnify HCCA, its successors and assigns ("HCCA") and hold HCCA harmless from any and all loss, liability, or damage, including reasonable attorney's fees and expenses, arising out of or resulting from the assertion against HCCA of any claims, debts or obligations, fixed, contingent or otherwise, including federal, state, and local tax obligations attributable to periods prior to this date, except to the extent reserved against in the balance sheet included in the ELF Financial Statements. HCCA shall give Stock holders prompt notice of the assertion of any such claim, and HCCA shall afford Stockholders an opportunity to participate with counsel of their own choosing, at their own expense in the defense or other contest thereof. In connection therewith, HCCA shall afford Stockholders access to such books and records of ELF and HCCA as may be reasonably required.

              (b) HCCA agrees to indemnify Stockholders, their heirs and assigns and hold them harmless from any and all loss, liability, or damage, including reasonable attorney's fees and expenses, arising out of the breach of any of HCCA's representations and warranties contained in this Agreement.

              8. Finders. The parties each represent to the other that no finder or agent has been retained in connection with the transaction contemplated by this Agreement.

              9. Access to Records; Cooperation. (a) During the period between the date of this Agreement and the Closing, HCCA, Stockholders and ELF shall each afford representatives of the other party free access to HCCA's, ELF's, and A.I.N.'s offices, records, minutes of meetings, files, books of account, and tax returns, under such circumstances as will not unreasonably interfere with the normal operations of ELF and HCCA.

              (b) ELF and the Stockholders agree to assist HCCA in such ways as HCCA may reasonably request to realize the value represented by the CATV Time Credits which are ELF's principle asset.

              10. Board and Stockholder Approvals. The parties further recognize that this and all subsequent agreements regarding this transaction are subject to the approval of the boards of directors of HCCA and ELF. The parties hereby certify that on or before July 24, 1996, each party shall provide the other with a certified copy of the resolution of the Board of Directors of the respective parties to this Agreement.

              11. Transferability. The Stockholders recognize that the HCCA Shares to be transferred to them have not been registered under the Securities Act of 1933 (the "Securities Act") or the securities laws of any state, and will bear customary legends to the effect that they may not be transferred without an opinion of counsel satisfactory to HCCA that such transfer is consistent with applicable securities laws.

              12. Right of First Refusal. It is understood and agreed that, for a period of five years, HCCA shall have a right of first refusal with respect to the HCCA Shares to be issued ELF's Controlling Stockholders. In the event an ELF Controlling Stockholder shall receive a bona fide offer from a ready, willing, and able buyer to purchase such Stockholder's HCCA Shares during such period, then such Stockholder shall first notify HCCA in writing of such offer and his or her desire to sell, stating the name of such offeror, the price at which such Shares are to be sold, and the terms of payment, and HCCA shall have twenty (20) days in which to offer to purchase such Shares or any of them at the same price and on the same terms, or if the market price of such shares is less, then at the market price which would be applicable to such shares (discounted by 30% if unregistered), closing on such purchase to be made in sixty (60) days. In the event HCCA shall decline to pur chase such Shares, the Stockholder shall have ninety (90) days in which to effect such transaction to the named offeror at the stated price or higher, after which it shall be required to again give HCCA notice and a right of first refusal.

              13. Hypothecation. ELF's Controlling Stockholders agree that, for a period of two years following this Agreement, they may not and neither of them may hypothecate its or her shares of HCCA's stock without giving HCCA two weeks prior written notice of such transaction.

              14. Notices. (a) Any notice or delivery to HCCA required or permitted by this Agreement shall be deemed to have been sufficiently given if sent by registered or certified mail, postage prepaid, addressed to

              Health Care Centers of America,  Inc.
              1000 Royce  Boulevard  (ste 300-A)
              Oakbrook Terrace,  IL 60181

              (b) Any notice or delivery to ELF required or permitted by this Agreement shall be deemed to have been sufficiently given if sent by registered or certified mail, postage prepaid, addressed to

                  Mrs. Ilonka Harezi
                  Rural Route 1, Box 21
                  St. Francisville, IL 62460

              (c) Any notice or delivery to the Stockholders required or permitted by this Agreement shall be deemed to have been sufficiently given if sent by registered or certified mail, postage prepaid, addressed to each of the Stockholders at their addresses as set forth on Appendix A.

              (d) Notice shall also be effective if sent by registered or certified mail, postage prepaid, addressed to such other address of which the recipient may have notified the sender in writing. All notices shall be deemed given as of the date of receipt.

              14. Further Assurances. Each party hereto agrees to take any further action necessary or expeditious to carry out the provisions of this Agreement.

              15. Supersession. This Agreement supersedes all prior agreements and understandings between the parties and may not be changed or terminated orally, and no attempted change, termination or waiver of any of the provisions hereof shall be binding unless in writing signed by the parties hereto.

              16. Arbitration. Any controversy or dispute arising out of or in connection with this Agreement, its interpretation, performance, or termination which the parties are unable to resolve within 90 days after written notice by one party to the other of the existence of such controversy or dispute, shall be submitted to arbitration in accordance with the rules of the American Arbitration Association. Such arbitration shall take place in Chicago, Illinois, before three arbitrators appointed by the American Arbitration Association. The arbitrator shall render a written decision with the reasons therefor within three months from the date the arbitration is concluded.

              17. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Illinois.

              WITNESS the hands of the undersigned officers of the parties hereto, duly authorized thereunto, as of the day and year aforesaid.

                                           ELF Works, LTD.




by /s/Courtland Reeves                     by:/s/Ilonka Harezi
   -------------------                        ----------------
   Courtland Reeves, Secretary                Ilonka Harezi, President


Attest:                                   HEALTH CARE CENTERS
                                          OF AMERICA, INC.


by /s/James Troester by                   by /s/Maurice W. Furlong
   --------------------                      ---------------------
   James Troester, Secretary                 Maurice W. Furlong, CEO/President

                      Health Care Centers of America, Inc.
                            STOCK EXCHANGE AGREEMENT

                               INDEX to SCHEDULES

Schedule
--------
A        Names and Addresses of Stockholders
B Copy of CATV Trade Credit from A.I.N. C ELF's Officers and Directors D ELF's Financial Statements E ELF Disclosures not Included in ELF Financial Statements F HCCA Disclosures not Included in HCCA Financial Statements G Signature Page and Accession Agreement

Schedule A

                      Health Care Centers of America, Inc.
                            STOCK EXCHANGE AGREEMENT
                       Names and Addresses of Stockholders

              The person whose names and address appear below constitute the holders of outstanding stock of the Stockholders' Corporation. Each such person has subscribed to the Stock Exchange Agreement by executing the Signature Sheet attached hereto warranting that he or she is the owner of the number of shares of the Company set forth beside his or her name, that he or she has good title to such shares, and that he or she transfers such shares to HCCA in exchange for that number of HCCA shares indicated in the third column:

                      number and type of shares of      HCCAs shares to be
                      Stockholders' Corporation         received
name and addres       transferred to HCCA               by Stockholder
---------------       -------------------               --------------

American Independent          10,000,000 preferred              10,000,000
Network, Inc.
6125 Airport Freeway
(ste. 200)
Fort Worth, TX 76117

By executing the Signature Page and Accession Agreement attached hereto, American Independent Network, Inc., agrees to the terms set forth in Section 12 ("Right of First Refusal") and 13 (Hypothecation").


          Name                         ELF Cert #                        HCCA Shares       Ratio        ELF Shares
          Eldon Byrd                          C-2                             10,000   0.0003448             1,379
          t3utlon Goldberg                    C-3                              5,000   0.0001724               690
          John Powers                         C-4                             15,000   0.0005172             2,069
          Margaret Sanders                    C-5                             15,000   0.0005172             2,069
          Michelle Byrd                       C-46                            15,000   0.0005172             2,069
          Jeff Byrd                           C-6                              5,000   0.0001724               690
          Robert Quaid                        C-7                             20,000   0.0006897             2,758
          William Venturi                     C-8                             20,000   0.0006897             2,759
          Wendell Dixon                       C-9                             80.000   0.0027586            11.034
          Roger Sonnabend                     C-10                            10,000   0.0003448             1,379
          Joan Sonnabend                      C-11                            15,000   0.0005172             2,069
          Ted Rozema                          C-12                            20,000   0.0006897             2,759
          Sash Spencer                        C-13                            25,000   0.0008621             3.448
          Chris Hegarty                       C-14                            15,000   0 0005172             2,068
          Valerie Hunt                        C-15                            15,000   0.0005172             2,069
          Omni Asset Management Trust         C-39                         1,600,000   0.0551724           220,690
          Susann Beeson                       C-16                           300,000   0.0103448            41,379
          Donald R. Stiffter                  C-1                            150,000   0.0051724            20,690
          Michael & Leslie Avery              C-17                            40,000   0.0013793             5,517
          Bryan Reeves                        C-18                         1,000,000   0.0344828           137,931
          Katherine Reeves                    C-19                         1.000,000   0.0344828           137.931
          FranCeska Schofield                 C-20                         1,000,000   0 0344828           137.931
          Albert Freedman                     C-21                            15,000   0 0005172             2,069
          Charles Reeves                      C-22                            10,000   0.0003448             1,379
          Sid Phillips                        C-24                            15,000   0.0005172             2,069
          Gina Rotstein                       C-25                            20.000   0.0006897             2,759
          Ed Skilling                         C-26                            20,000   0 0006897             2,759
          Rink Palan                          C-28                            20.000   0 0006897            2, 759
          Glen Rein                           C-29                            10.000   0 0003448             1,379
          Chrystyne Jackson                   C-30                            10.000   0.0003448             1,379
          Callie Rogers                       C-31                            10,000   0.0003448             1,379
          Shelby Eugene Jackson               C-32                            15,000   0.0005172             2,069
          Robert Leach                        C-33                            10.000   0.0003448             1,379
          Marilyn Miller                      C-34                            15,000   0.0005172             2,069
          Craig Halbert Beeson                C-37                           100,000   0.0034483            13,793
          Jay H8m11lOn Beeson                 C-38                           100,000   0.0034483            13,793
          F. Martin McDermott                 C-41                            30.000   0.0010345             4,138
          Uri Geller                          C-42                            15,000   0.0005172             2,069
          Richard W. Beeson                   C-43                            10,000   0.0003448             1,379
          Bernie Bohigas                      C-44                            20,000   0.0006897             2,759
          Steve Haipern                       C-45                             5,000   0.0001724               690
          Ilonka  Harezi                      C-40                        23,175,000   0.7991379          3,196,55
                    Sub Total                                             29,000,000,  1,000,000         4,000,000
                    ELF Works                                             10,000,000
                    Mojave Media              P-44-1                      7 .200.000                     7,200.000
                    Omni Asset Management
                           Trust              P-44-2                       1.400.000                     1,400,000
                    Jack Wilemon              P-44-3                       1,000.000                     1,000,000
                    Jack Cheldin              P-44-4                         400,000                       400.000
                    Ilonka Harezi             P-4                          1.000,000                     1.000,000
   Total                                                                  40,000,000                    15,000,000


                                      HCCA

November 8,1996

Ms. 11onka Harezi
ELFWORKS. Ltd.
Rural Route 1, Box 21
St. Francisville, IL, 62460

Re: Stock Exchange Agreement ELFWORKS, Ltd (ELF)/
      Health Care Centers of America, Inc. (HCCA) - Amendment

Via Facsimile: 9618) 948-2650

Dear Ilonka:

As we have discussed, the June 26, 1996 Stock Exchange Agreement (Agreement) between ELF and HCCA indicates that HCCA agreed to acquire 95% of ELF's outstanding shares. In reality, HCCA acquired all (100%) of ELF's outstanding shares. Therefore, we need to amend the written agreement to reflect the factual reality of the transaction as indicated below.

For good and valuable consideration, the sufficiency and receipt of which is hereby acknowledged, the parties agree as follows:

1. Paragraph 1(a) of the Agreement is amended to read:

   (a) HCCA agrees to acquire 100% of ELF's outstanding shares of stock ("ELF shares")

2. Added to the Agreement is the following:

   (18) Facsimile Transmission: A facsimile transmission, including signature thereon, shall be treated for all purposes as an original .

Please sign this letter and return it to me via facsimile to (702) 786-0972. Thank you.

Sincerely                     Agreed and Accepted this 8th day of November, 1996




/s/Maurice Furlong            By /s/Ilonka Harezi
------------------               ----------------
Maurice W. Furlong               Ilonka Harezi, President, ELFWORKS, Ltd.
President



                      HEALTH CARE CENTERS OF AMERICA, INC.
                             510 Renaissance Drive
                           Oakbrook Terrace, IL 60181